Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Marc Katz, Chief Financial Officer	Joe Hassett
(856) 768-4957	(610) 642-8253
A.C. Moore Announces Results of Real Estate Portfolio Review
Berlin, New Jersey, June 9, 2008 — A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) today announced results of its real estate portfolio review. The Company previously disclosed that this initiative was underway during its last two earnings conference calls on March 24, 2008 and May 12, 2008.
As a result of this review, and in light of the current macro-environment for retailing, the Company determined on June 5, 2008 to exit certain markets where it cannot achieve desired operating efficiencies.
Store Closings for 2008
As part of the real estate portfolio review referenced above, the Company reviewed store performance and future prospects to identify underperforming locations and assess closure of those stores that are no longer strategically or economically viable. As a result of this analysis, the Company expects to close between seven and 10 store locations in 2008. The Company closed one store at the end of 2006 and two stores during 2007.
Store Openings for 2008
The Company previously announced its intention to open 14 new stores in 2008. The Company now expects that new store openings in the current calendar year will total between eight and 12 stores.
When entering new markets, the Company will attempt to do so with sufficient store density to leverage expenses such as advertising and supply chain replenishment costs.
The Company intends to take advantage of the current real estate environment to relocate some existing stores, when and where practical.
The Company is also currently working with state and local authorities regarding a proposed expansion of the Company’s distribution center facility located in Berlin, New Jersey. If the proposed expansion is finalized, the Company intends to forego, in the near term, construction of a second distribution center.

FAS 144 Impairment and Other Expenses
Based on the real estate portfolio review and evaluation of individual store productivity, the Company is in the process of finalizing an analysis of store long-lived assets under Financial Accounting Standards No. 144. The Company estimates that this evaluation will result in the identification of store locations where circumstances indicate that the carrying value of assets may not be recoverable and it will record a material impairment charge.
The Company expects pre-tax expenses associated with the impairment analysis and store closings described above to be approximately $7.0 to $9.0 million, with approximately $4.0 to $5.0 million related to the settlement of lease liabilities, approximately $1.0 to $2.0 million related to other store closing costs, such as liquidation costs, fixture relocation and severance, and up to $2.0 million related to non-cash fixed asset impairment. All of these expenses are expected to be incurred in 2008.
“Store closings are extremely difficult decisions because of the effect on our organization, our associates and our customers,” Rick A. Lepley, Chief Executive Officer, said. “However, we believe that these changes are necessary for the long-term prosperity of our Company. Improving our overall level of execution at the store and corporate level, installing state of the art systems, and optimizing our ‘Nevada Class’ store prototype are paramount at this time. In addition to our real estate strategy, we are confident that continuing these initiatives will provide a solid foundation for future store count growth.”
About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 139 stores located in the Eastern United States from Maine to Florida and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on the Company’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the Company’s ability to implement its business and operating initiatives to improve profitability, how well the Company manages its growth, customer demand and trends in the arts and crafts industry, inventory risks, the effect of economic conditions and gasoline prices, the impact of unfavorable weather conditions, the impact of competitors’ locations or pricing, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, difficulties in determining the outcome and impact of litigation, the accuracy of and changes in assumptions for estimated costs for the settlement of lease liabilities and related costs and the non-cash fixed asset impairment, timing in execution of the Company’s real estate strategy, the outcome of negotiations with landlords and other third parties in executing the real estate strategy, the impact of the threat of terrorist attacks and war, the Company’s ability to maintain an effective system of internal control over financial reporting, risks related to the Company’s recent restatement and other risks detailed in the Company’s Securities and Exchange Commission filings.